Exhibit 10.38

Lease Amendment

This First Amendment to the Lease (this “First Amendment”) is made June 21, 2023, by and between WESTLAND DEVELOPMENT SERVICES, INC., a Colorado Corporation, (the “Landlord”), and SONOMA PHARMACEUTICALS, INC., a(n) Delaware Corporation (the “Tenant”).

RECITALS

A.	The Landlord and the Tenant entered into that certain Lease, dated February 19, 2021 (the “Original Lease”) with respect to the premises described therein (the “Premises”), covering approximately 2,766 square feet of the Premises, known as 5445 Conestoga Court, Unit(s)/Suite(s) 150, Boulder, Colorado.

B.	The Landlord and Tenant desire to extend the term of the Lease, alter the Base Rent payable under the Lease; and

C.	Make other amendments to the Original Lease as provided in this First Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Landlord and the Tenant covenant and agree as follows:

1.	LEASE TERM. Tenant wishes to extend the term of the Lease for an additional 2-year term (the “Renewal Term”). The Renewal Term shall end on January 31, 2026.

2.	RENT. Base Rent for the Premises shall be amended as follows:

A.	Three-thousand five-hundred seventy-two and 75/100 dollars ($3,572.75) per month from February 1, 2024through January 31, 2025;

B.	Three-thousand six-hundred seventy-nine and 93/100 dollars ($3,679.93) per month from February 1, 2025 through January 31, 2026;

3.	OPERATING EXPENSES. Tenant shall continue to pay Tenant’s Pro Rata Share (14.91%) of Operating Expenses in the manner provided in the Original Lease.

4.	LANDLORD WORK. Landlord shall make improvements to the common restrooms within the first six months of the Renewal Term. Tenant accepts their Leased Premises in their “as-is” condition, and the Tenant is not entitled to any improvement by the Landlord or to any other allowance, concession, or credit from Landlord for improvements.

5.	STATUS OF LEASE OBLIGATIONS. The Tenant acknowledges and certifies that as of the date hereof, the Landlord has performed all covenants and obligations on the part of the Landlord to be performed under the Lease and that the Tenant has no claims or right of offset against the Landlord or the rentals reserved under the Original Lease as amended by this First Amendment.

6.	RATIFICATION. The Tenant ratifies and confirms the Original Lease as amended this First Amendment. Except as amended this First Amendment, all of the terms and conditions of the Original Lease shall remain in full force and effect.

7.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and permitted assigns of the respective parties hereto.

8.	COUNTERPARTS; SIGNATURE BY FACSIMILE. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties agree that signatures transmitted by facsimile shall be binding as if they were original signatures.

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IN WITNESS WHEREOF, the Landlord and the Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:	TENANT:

WESTLAND DEVELOPMENT SERVICES, INC.,	SONOMA PHARMACEUTICALS, INC.

a Colorado Corporation	a Delaware Corporation

By: /s/ Peter Aweida	By: /s/ Amy Trombly

Name: Peter Aweida	Name: Amy Trombly

Title: President	Title: Chief Executive Officer

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